Exhibit 21.1

List of Subsidiaries

Seneca Niagara Falls Gaming Corporation
Seneca Territory Gaming Corporation
Seneca Erie Gaming Corporation

Lewiston Golf Course Corporation

Seneca Niagara Falls Gaming Corporation, Seneca Territory Gaming Corporation and Seneca Erie Gaming Corporation are wholly-owned subsidiaries of Seneca Gaming Corporation.  Lewiston Golf Course Corporation is wholly-owned by the Seneca Niagara Falls Gaming Corporation.  Each of the foregoing subsidiaries are tribally chartered entities formed under the laws of the Seneca Nation of Indians.